Exhibit 10.2

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this agreement which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of this 10 day of September, 2012 (the “Effective Date”) by and between Raptor Therapeutics Inc., a Delaware corporation with its principal offices located at 9 Commercial Blvd., Suite 200, Novato, California 94949 (the “Company”), and Julie Smith, a resident of Clark County, Nevada (“Employee”).

WHEREAS, the Company and Employee desire and agree to enter into an employer/employee relationship, subject to the terms and conditions as provided below.

NOW THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby enter into this Agreement as follows:

1. Position. During the term of this Agreement, the Company will employ Employee, and Employee will serve the Company in the capacity of Executive Vice President, Strategy, and Chief Operating Officer. Employee will report directly to the Chief Executive Officer (the “CEO”) of Raptor Pharmaceutical Corp., the Company’s parent entity (“Raptor”).

2. Duties. Employee will perform duties that are executive in nature, consistent with her title and initially shall be responsible for effectively and profitably directing and managing the Company’s Commercial, Manufacturing, and Program Management operations and providing effective leadership in defining, communicating, and executing corporate and development strategic initiatives. Employee shall have such other duties as may be assigned to her by the Chief Executive Officer from time to time as are consistent with Employee’s position, and at the Chief Executive Officer’s request, shall perform services for the Company’s affiliates. Employee shall relocate her primary residence to the San Francisco Bay area no later than September 1, 2013, unless the parties otherwise agree in writing.

3. Exclusive Service. Employee will devote substantially all her working time and efforts to the business and affairs of the Company. The foregoing shall not, however, preclude Employee from (a) engaging in appropriate civic, charitable or religious activities, (b) devoting a reasonable amount of time to private investments and business interests, or (c) providing incidental assistance to family members on matters of family business, so long as the foregoing activities and service do not conflict with Employee’s responsibilities to the Company. Employee shall only serve on the boards of directors or advisors of, or as a consultant to, other entities if (i) the Board of Directors of Raptor (the “Board of Directors”) has approved such service in advance in writing and (ii) such service does not conflict with Employee’s responsibilities.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this agreement which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

4. Term of Employment.

4.1 Initial Term. The Company agrees to continue Employee’s employment, and Employee agrees to remain in the employ of the Company, for a period of three (3) years after the Effective Date unless Employee’s employment is earlier terminated pursuant to the provisions of this Agreement.

4.2 Renewal. The term of Employee’s employment shall be extended automatically, without further action of either party, as of ninety (90) days prior to the third anniversary of the Effective Date and on each succeeding anniversary of that date, for terms of one (1) year, unless on or before ninety (90) days prior to the last day of the term of Employee’s employment or any extension thereof, the Company or Employee shall notify the other in writing of its intention not to renew Employee’s employment. Any such renewal shall be upon such terms and conditions set forth herein, unless otherwise agreed in writing between the Company and Employee. The notice of non-renewal by either party shall in no way constitute a breach of this Agreement.

4.3 Termination of Agreement. This Agreement shall terminate on the date on which all obligations of the parties hereto have been satisfied.

5. Compensation and Benefits.

5.1 Base Salary. For each full year during the term of Employee’s employment with the Company, the Company agrees to pay Employee a minimum annual salary of three hundred fifty thousand dollars ($350,000) (the “Base Salary”). In the event of any portion of a year, the Company shall pay Employee a pro rata amount of such Base Salary. Employee’s Base Salary shall be reviewed by the Board of Directors including for possible increases in accordance with the Company’s compensation review practices. Increases, if any, shall be effective at the beginning of the fiscal year in which the Board of Directors conducts such review. Employee’s Base Salary will be payable as earned in accordance with the Company’s customary payroll practice.

5.2 Cash Bonus. Employee will be eligible to receive annual and discretionary cash bonuses as determined by the Board of Directors; provided, however, that with respect to any such bonus, Employee must be employed on the date any such bonus actually is paid in order to be eligible to receive such bonus. The annual discretionary bonus (“Annual Bonus”) shall have a target payment of 40% of Employee’s Base Salary for the year in question. The Board of Directors shall decide whether to award an Annual Bonus and, if so, the amount thereof, after consideration of the extent to which Employee achieved her annual objectives for the year in question (“Annual Objectives”). Employee’s Annual Objectives shall be jointly agreed upon between Employee and the CEO as shall any modifications thereto, but such Annual Objectives and any modifications thereto shall be subject to approval by the Compensation Committee of the Board of Directors and the Board of Directors.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this agreement which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

5.3 Additional Benefits. Employee will be eligible to participate in the employee benefit plans of Raptor and its affiliates of general application in accordance with the rules established for individual participation in any such plan. Employee shall be entitled each year to four (4) weeks leave for vacation at full pay, provided, that the maximum amount Employee may have accrued at any point in time is four (4) weeks (meaning that once Employee has accrued four (4) weeks, Employee will not accrue any additional vacation time until she takes vacation and falls below the four (4) week accrual cap). Employee shall also be entitled to reasonable holidays and illness days with full pay in accordance with the policies applicable to the Company and its affiliates (the “Policies”) from time to time in effect. Employee acknowledges and agrees that in order to maintain flexibility, the Company and its affiliates have the right to amend or terminate any employee benefit plan at any time.

5.4 Stock Options. Subject to approval by the Board of Directors, Employee will be granted options to purchase 190,000 shares of Raptor’s common stock at the closing price on the day preceding the date of grant. Subject to Employee’s continued employment with the Company through each applicable vesting date, such stock options will vest 6/48ths on the six month anniversary of the grant date and 1/48th per month on each subsequent monthly anniversary of the grant date and will expire ten (10) years from date of grant. Employee will be eligible to receive future stock grants and stock option awards at the discretion of the Board of Directors. Notwithstanding anything to the contrary contained in this Agreement, such options shall be subject to the terms and conditions of the Raptor 2010 Stock Incentive Plan, as amended from time to time, and the applicable Notice of Grant and Stock Option Agreement.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this agreement which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

5.5 Expenses.

(a) Relocation Expenses. The Company will reimburse Employee for reasonable relocation expenses, not to exceed, in the aggregate, $50,000, which Employee incurs in relocating herself, her family, and her automobile and household goods to the San Francisco Bay area as contemplated by Section 2 of this Agreement, provided that Employee submits such expenses for reimbursement within the normal the Company procedures for the reimbursement of employee business expenses and in accordance with subsection (c) of this Section 5.5. The expenses covered by this Section 5.5(a) are: airfare for the employee and her family to the San Francisco Bay area for the purposes of house hunting and associated travel and lodging expenses, costs for packing/unpacking and shipping Employee’s household goods and automobiles, temporary lodging expenses, and charges to terminate and start any utility services and other similar charges that Employee incurs as the result of her relocation to the San Francisco Bay area. No realtor or other fees or costs associated with selling and/or purchasing a residence are reimbursable under this Agreement. To the extent that the Company reasonably determines that any such reimbursement will be taxable to Employee, it will pay Employee an additional amount designed to net employee an after tax amount (taking into account the reimbursement and the additional amount) approximately equal to the amount being reimbursed. For the sake of clarity, any such additional payment shall not count toward the $50,000 limit set forth in this subsection (a). Employee agrees that if her employment with the Company terminates, other than in connection with a Constructive Termination pursuant to Section 7.1(d) or a Termination without Cause pursuant to Section 7.1(e), prior to the second anniversary of her first day of employment with the Company, she will promptly reimburse the Company for the full amount of payment she received under this Section 5.5(a).

(b) Commuting Expenses. The Company will reimburse Employee for all reasonable mutually agreeable commuting expenses (i.e., air transportation, airport transportation, overnight lodging, a reasonable per diem for meals to be agreed between the Company and Employee) associated with her commute from the Summerlin, Nevada area to the San Francisco Bay area that are directly related to the performance of Employee’s job duties for the Company until the earlier of (i) August 31, 2013 or (ii) the date Employee moves her primary residence to the San Francisco Bay area, provided that Employee submits such expenses for reimbursement within the time period required by the normal the Company procedures for the reimbursement of employee business expenses and in accordance with subsection (c) of this Section 5.5. After August 31, 2013 or the date of her move to the San Francisco Bay area, the Company shall not have any further obligation to reimburse Employee such expenses.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this agreement which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

(c) The Company will reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with the Company’s business, excluding those expenses described in subsection (a) or (b), above, but including reasonable “business class” airfare for any flight with a duration of five hours or more one-way, provided that such expenses are in accordance with applicable Policies set by the Board of Directors from time to time and are properly documented and accounted for in accordance with such Policies and with the requirements of the Internal Revenue Service.

6. Proprietary Rights. Employee hereby agrees to execute an Employee Invention Assignment and Confidentiality Agreement with the Company in substantially the form attached hereto as Exhibit A and understands and agrees that her employment is contingent on her doing so.

7. Termination.

7.1 Events of Termination. Employee’s employment with the Company shall terminate upon any one of the following:

(a) Ninety (90) days after the effective date of a written notice sent to Employee stating the Company’s determination made in good faith that it is terminating Employee for “Cause” as defined under Section 7.2 below (“Termination for Cause”), provided, that if the “Cause” for termination is a curable failure by Employee to properly perform her assigned duties, then the Company will give Employee written notice of such failure (a “Cause Notice”), and if Employee fails to cure such failure to the reasonable satisfaction of the Board of Directors within sixty (60) days after the Company gives the Cause Notice, then the Company may immediately terminate Employee’s employment, and such termination will be conclusively deemed to be for “Cause” hereunder; or

(b) Fourteen (14) days after the effective date of a written notice sent to Employee stating the Company’s determination made in good faith that, due to a mental or physical incapacity, Employee has been unable to perform her duties under this Agreement for a period of not less than six (6) consecutive months or 180 days in the aggregate in any 12-month period (“Termination for Disability”); or

(c) Employee’s death (“Termination Upon Death”); or

(d) the effective date of a written notice sent to the Company stating Employee’s determination made in good faith of “Constructive Termination” by the Company, as defined under Section 7.3 below (“Constructive Termination”); or

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this agreement which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

(e) Fourteen (14) days after the effective date of a notice sent to Employee stating that the Company is terminating her employment, without Cause, which notice can be given by the Company at any time after the Effective Date at the Company’s sole discretion, for any reason or for no reason (“Termination Without Cause”); or

(f) the effective date of a notice sent to the Company from Employee stating that Employee is electing to terminate her employment with the Company (“Voluntary Termination”).

7.2 “Cause” Defined. For purposes of this Agreement, “Cause” for Employee’s termination means:

(a) Employee’s commission of a felony or other crime involving moral turpitude; or

(b) any willful act or acts of dishonesty undertaken by Employee and intended to result in substantial gain or personal enrichment of Employee, Employee’s family or any third party at the expense of the Company; or

(c) any willful act of gross misconduct which is materially and demonstrably injurious to the Company; or

(d) Employee’s inability to lawfully work in the United States.

No act, or failure to act, by Employee shall be considered “willful” if done, or omitted to be done, by her in good faith and in the reasonable belief that her act or omission was in the best interest of the Company and/or required by applicable law.

7.3 “Constructive Termination” Defined. “Constructive Termination” shall mean, the occurrence of one or more of the following events without Employee’s consent, provided that Employee first gives the Company written notice of her intention to terminate and of the grounds for such termination within ninety (90) days of the initial occurrence of such event, the Company has not cured such event within thirty (30) days of its receipt of such notice, and Employee actually terminates her employment for such reason within thirty (30) days of the Company’s failure to cure:

(a) a material reduction in Employee’s Base Salary (other than as part of a reduction in the base salary of at least a majority of the Company’s executives of the same or greater percentage); or

(b) a material diminution in Employee’s responsibilities; or

(c) the Company’s material breach of any material term of this Agreement; or

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this agreement which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

(d) a requirement that Employee relocate to an office that would increase Employee’s one-way commute distance by more than fifty (50) miles based on Employee’s primary residence at the time such relocation is announced after Employee relocates her primary residence to the San Francisco Bay area as contemplated by Section 2 of this Agreement.

8. Effect of Termination. In the event of any termination of Employee’s employment, the Company shall immediately pay to Employee or Employee’s estate, as applicable, the compensation and benefits otherwise payable to Employee under Section 5 through the date of termination and shall have no further obligation to Employee under this Agreement, except as otherwise provided in this Section 8.

8.1 Termination for Cause or Voluntary Termination Or Any Termination on or After the Last Day of the Term of This Agreement. In the event of any termination of Employee’s employment pursuant to Section 7.1(a) or Section 7.1(f), or any termination concurrent with or after the anniversary date of this agreement on which a notice of non-renewal is effective under Section 4.2, the Company shall immediately pay to Employee the compensation and benefits otherwise payable to Employee under Section 5 through the date of termination. Employee’s rights under the Company’s benefit plans of general application shall be determined under the provisions of those plans. The Company shall have no other obligation to Employee under this Agreement.

8.2 Termination for Disability. In the event of termination of employment pursuant to Section 7.1(b), for three (3) months after the termination of Employee’s employment, (A) the Company shall continue to pay Employee her Base Salary under Section 5.1 above at Employee’s then-current Base Salary, payable on the Company’s normal payroll dates during that period and (B) the Company shall reimburse or pay the cost of continuing any the Company-sponsored (non-FSA) group health plan coverage under COBRA, provided that Employee timely elects COBRA continuation coverage, but only to the extent that doing so will not result in unintended adverse tax consequences under Section 105(h) of the Internal Revenue Code, the Patient Protection and Affordable Care Act or other similar applicable law. Notwithstanding the foregoing, Employee shall not receive any amounts or benefits described in this Section 8.2 unless Employee executes a general release in the form prescribed by the Company (which release may contain such non-release terms and conditions as the Company deems appropriate) and such general release becomes effective and irrevocable by the 60th day following Employee’s termination of employment (the “General Release Requirements”). In addition, no amount described in this Section 8.2 shall be payable prior to the 61st day following Employee’s termination of employment, but if Employee satisfies the General Release Requirements, Company shall pay Employee any cash amounts that otherwise would have been paid under this Section 8.2 during such 60 day period in a lump sum on the 61st day following Employee’s termination of employment.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this agreement which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

8.3 Termination Upon Death. In the event of termination of employment pursuant to Section 7.1(c), the Company shall immediately pay to Employee’s estate or family (at the Company’s election) an amount equal to three months of Employee’s Base Salary.

8.4 Constructive Termination or Termination without Cause other than in the 12 Months Following a Change in Control. In the event of any termination of this Agreement pursuant to Section 7.1(d) or Section 7.1(e) that does not occur within the 12 months following a Change in Control and subject to Section 8.6:

(a) beginning on the next payroll date immediately following the termination of Employee’s employment, (A) the Company shall continue to pay Employee for twelve (12) months after such termination, her salary under Section 5.1 above at Employee’s then-current Base Salary, payable on the Company’s normal payroll dates during that period and (B) the Company shall reimburse or pay the cost of continuing any the Company-sponsored (non-FSA) group health plan coverage under COBRA for twelve (12) months or, if earlier, until the date on which Employee first is or becomes eligible to enroll in another group health plan providing for reasonably comparable coverage the monthly cost of which is subsidized by at least 50%, provided that Employee timely elects and remains eligible for COBRA continuation coverage, but only to the extent that doing so will not result in unintended adverse tax consequences under Section 105(h) of the Internal Revenue Code, the Patient Protection and Affordable Care Act or other similar applicable law, and

(b) all of Employee’s vested options or stock appreciation rights with respect to Raptor’s common stock shall remain exercisable until the first anniversary of Employee’s termination of employment (or, if earlier, the maximum period specified in the award documents and plans governing such options or stock appreciation rights, as applicable, assuming Employee’s employment had not terminated), and all shares of Raptor’s common stock owned by Employee shall immediately be released from any and all resale or repurchase rights restrictions (other than those imposed under applicable law). Notwithstanding the foregoing, Employee shall not receive any amounts or benefits described in this Section 8.4 unless Employee timely satisfies the General Release Requirements. In addition, no amount described in subsection (a) above shall be payable prior to the 61st day following Employee’s termination of employment, but if Employee timely satisfies the General Release Requirements, the Company shall pay Employee any cash amounts that otherwise would have been paid under subsection (a) above during such 60 day period in a lump sum on the 61st day following Employee’s termination of employment.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this agreement which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

8.5 Constructive Termination or Termination Without Cause In The 12 Months Following A Change In Control. In the event of any termination of this Agreement pursuant to Section 7.1(d) or Section 7.1(e) that occurs within the 12 months following a Change in Control, in lieu of the benefits provided under Section 8.4 and subject to Section 8.6:

(a) beginning on the next payroll date immediately following the termination of Employee’s employment, (i) the Company shall continue to pay Employee for twelve (12) months after such termination, her salary under Section 5.1 above at Employee’s then-current Base Salary, payable on the Company’s normal payroll dates during that period and (ii) the Company shall reimburse or pay the cost of continuing any the Company-sponsored (non-FSA) group health plan coverage under COBRA for twelve (12) months, or if earlier, until the date on which Employee first is or becomes eligible to enroll in another group health plan providing for reasonably comparable coverage the monthly cost of which is subsidized by at least 50%, provided that Employee timely elects and remains eligible for COBRA continuation coverage, but only to the extent that doing so will not result in unintended adverse tax consequences under Section 105(h) of the Internal Revenue Code, the Patient Protection and Affordable Care Act or other similar applicable law, and

(b) all of Employee’s unvested options, restricted stock units, stock awards, stock appreciation rights, restricted stock and similar equity awards (collectively, “Equity Compensation”), if any, which have been issued (i) by Raptor to Employee that are unvested as of the date of the Change in Control or (ii) by the acquiring company to replace any Equity Compensation granted by Raptor to Employee will become immediately vested. Any Equity Compensation which become vested pursuant to the foregoing sentence shall (1) only be exercisable or delivered to Employee to the extent that Employee timely satisfies the General Release Requirements and (2) once exercisable, shall remain exercisable until the second anniversary of Employee’s termination of employment (or, if earlier, the maximum period specified in the award or the plans governing such Equity Compensations if Employee’s employment had not terminated), and all shares of Raptor’s common stock owned by Employee shall immediately be released from any and all resale or repurchase restrictions (other than those imposed under applicable law).

(c) the Company shall pay Employee a lump sum equal to the Adjusted Annual Bonus (for purposes of this Section 8.5(c), the term “Adjusted Annual Cash Bonus” means the average Annual Bonus Employee received with respect to the two years preceding the year of termination or, if two Annual Bonus payment dates have not occurred (regardless of whether Employee received an Annual Bonus on such dates) prior to Employee’s termination of employment, the Annual Bonus Employee received with respect to the year preceding the year of termination or, if an Annual Bonus payment date has not occurred prior to Employee’s termination of employment, 40% of Employee’s Base Salary, which amount shall be paid on the 61st day following Employee’s termination of employment, and in no event later than the end of the taxable year that includes such anniversary.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this agreement which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

(d) For the purposes of this Agreement, the term “Change in Control” means the occurrence of any of the following events: (i) any sale or exchange of the capital stock by the stockholders of Raptor in one transaction or series of related transactions where more than fifty percent (50%) of the outstanding voting power of Raptor is acquired by a person or entity or group of related persons or entities; or (ii) any reorganization, consolidation or merger of Raptor where the outstanding voting securities of Raptor immediately before the transaction represent or are converted into less than fifty percent (50%) of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or (iii) the consummation of any transaction or series of related transactions that results in the sale of all or substantially all of the assets of Raptor; or (iv) any “person” or “group” (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities representing more than fifty percent (50%) of the voting power of Raptor then outstanding.

(e) Notwithstanding the foregoing, Employee shall not receive any amounts or benefits described in subsection (a) or (c) above unless Employee timely satisfies the General Release Requirements. In addition, no amount described in subsection (a) or (c) above shall be payable prior to the 61st day following Employee’s termination of employment, but if Employee timely satisfies the General Release Requirements, the Company shall pay Employee any cash amounts that otherwise would have been paid under subsection (a) or (c) above during such 60 day period in a lump sum on the 61st day following Employee’s termination of employment.

8.6 Severance Exclusion in Connection with certain Employment and Employment Offers in Connection with a Change In Control. Notwithstanding anything to the contrary contained in this Agreement, Employee will not be eligible for severance benefits under Section 8.5 in connection with a Termination without Cause or a Constructive Termination occurring on or after a Change in Control if, no later than the date of such Change in Control, Employee is offered and accepts another position with the Company, the surviving entity in a Change in Control, an entity that purchases all or substantially all of the Company’s assets in a Change in Control, any of the affiliates of the foregoing entities, or a Successor Employer.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this agreement which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

9. Miscellaneous.

9.1 Dispute Resolution.

(a) Arbitration of Disputes. Any dispute under this Agreement shall be resolved by arbitration in the State of California, Marin County, and, except as herein specifically stated, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA Rules”) then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve such dispute; provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties.

(b) Selection of Arbitrator. The American Arbitration Association will have the authority to select an arbitrator from a list of arbitrators who are partners in a nationally recognized firm of independent certified public accountants from the management advisory services department (or comparable department or group) of such firm; provided, however, that such firm cannot be the firm of certified public accountants then auditing the books and records of either party or providing management or advisory services for either party.

(c) Payment of Costs. Employee shall bear only those costs of arbitration she would otherwise bear had she brought a claim covered by this Agreement in court.

(d) Burden of Proof. For any dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

(e) Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.

(f) Terms of Arbitration. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

(g) Exclusive Remedy. Except as specifically otherwise provided in this Agreement, arbitration will be the sole and exclusive remedy of the parties for any dispute arising out of this Agreement.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this agreement which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

9.2 Severability. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such arbitrator or court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.

9.3 No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

9.4 Assignment. This Agreement and all rights hereunder are personal to Employee and may not be transferred or assigned by Employee at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company’s obligations hereunder.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this agreement which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

9.5 Withholding; Code Section 409A. All sums payable to Employee hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law. Notwithstanding anything in this Agreement to the contrary, if any amounts or benefits payable under this Agreement in the event of Employee’s termination of employment constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, payment of such amounts and benefits shall commence when Employee incurs a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h), without regard to any of the optional provisions thereunder, from the Company and any entity that would be considered a single employer with the Company under Code Section 414(b) or 414(c) (“Separation from Service”). Such payments or benefits shall be provided in accordance with the timing provisions of this Agreement by substituting the Agreement’s references to “termination of employment,” “termination” or similar concepts or phrases with Separation from Service. Notwithstanding the foregoing, if at the time of Employee’s Separation from Service Employee is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), any amount or benefits that constitute “nonqualified deferred compensation” within the meaning of Code Section 409A that become payable to Employee on account of Employee’s Separation from Service will not be paid until after the earlier of (i) first business day of the seventh month following Employee’s Separation from Service, or (ii) the date of Employee’s death (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, Employee shall be paid a cash lump sum payment equal to any payments (without interest) and benefits that the Company would otherwise have been required to provide under this Agreement but for the imposition of the 409A Suspension Period. Thereafter, Employee shall receive any remaining payments and benefits due under this Agreement in accordance with the terms of this Section (as if there had not been any Suspension Period beforehand). For the purposes of this Agreement, each payment that is part of a series of installment payments shall be treated as a separate payment for purposes of Code Section 409A. Any reimbursement to Employee for expenses under this Agreement shall in all events be paid to her on or before the last day of Employee’s taxable year following the taxable year in which the expense was incurred. The payment or reimbursement of expenses pursuant to this Section in one taxable year of Employee shall not affect the amount of the payment or reimbursement in any other taxable year. The right to payment or reimbursement under any section of this Agreement providing for reimbursement of expenses shall not be liquidated or exchanged for any other benefit.

9.6 Entire Agreement. This Agreement constitutes the entire and only agreement and understanding between the parties relating to employment of Employee with the Company and this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings, including without limitation, any and all oral contracts, arrangements or understandings, with respect to Employee’s employment; except that Employee Invention Assignment and Confidentiality Agreement shall remain as an independent contract and shall remain in full force and effect according to its terms.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this agreement which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

9.7 Amendment; Compliance with Section 409A.

(a) This Agreement may be amended, modified, superseded, cancelled, renewed or extended only by an agreement in writing executed by both parties hereto.

(b) This Agreement is intended to comply with (or be exempt from) Code Section 409(A), and the Company shall have complete discretion to interpret, modify, amend or construe this Agreement and any associated documents in any manner that establishes compliance with (or an exemption from) the requirements of Section 409A of the Code. If, for any reason including imprecision in drafting, the Agreement does not accurately reflect its intended establishment of compliance with (or an exemption from) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, the provision shall be considered ambiguous and shall be interpreted by the Company in a fashion consistent herewith, as determined in the sole and absolute discretion of the Company. Nevertheless, and notwithstanding any other provision of this Agreement, neither the Company nor any of its employees, directors, or their agents shall have any obligation to mitigate, nor to hold Employee harmless from, any or all taxes (including any imposed under Code Section 409A) arising under this Agreement.

9.8 At-will Employment. The employment relationship is “at-will,” meaning that either party can terminate the relationship with or without cause with the consequences described herein.

9.9 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and hand delivered, sent by telecopier, sent by registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by telecopier, five (5) days after mailing if sent by mail, and one (1) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party shall notify the other parties:

If to the Company:	Raptor Therapeutics Inc.
9 Commercial Blvd., Suite 200
Novato, CA 94949

Telecopier:	415-382-1458

Attention:	Chief Executive Officer

If to Employee:	Julie Smith
[*****]

Telecopier:	[•]

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this agreement which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

9.10 Binding Nature. This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.

9.11 Headings. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, the plural included the singular, the masculine gender includes both male and female referents and the word “or” is used in the inclusive sense.

9.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

9.13 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws.

9.14 Attorneys’ Fees. In the event of any litigation or arbitration arising out of or with respect to this Agreement, the prevailing party shall be entitled to reasonable costs and attorneys’ fees, including any such costs and fees upon appeal.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this agreement which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the date first above written.

Raptor Therapeutics Inc.		Julie Smith

/s/ Christopher Starr		/s/ Julie Smith
By:	Christopher Starr